Exhibit 99.1

ARIAD Reports Second Quarter 2014 Financial Results and Development Progress

Conference Call Scheduled Today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 6, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the second quarter of 2014, including revenue from sales of Iclusig® (ponatinib). The Company also provided an update on corporate developments.

“We made steady progress in the second quarter on Iclusig sales in both the U.S. and Europe, and expect this momentum to build in the second half of the year,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We are also focused on initiating a new randomized dose-ranging trial for Iclusig aimed at further improving the benefit/risk profile of this approved medicine and accelerating patient enrollment in the ALTA clinical trial of AP26113 in patients with ALK-positive non-small cell lung cancer.”

2014 Second Quarter Financial Results

Revenues

Total revenue for the quarter ended June 30, 2014 was $12.1 million, which includes product revenue from sales of Iclusig and license revenue.

Net product revenues from sales of Iclusig were $11.9 million for the quarter ended June 30, 2014. Net product revenues for the quarter include Iclusig revenues of $7.9 million in the U.S. and $4.0 million in Europe. Net revenues reported exclude $3.6 million related to the following items:

  Deferred revenue of $1.3 million in the U.S., representing Iclusig inventory on hand at our specialty pharmacy as of June 30, 2014 but not yet shipped to patients as of the end of the quarter.
  Shipments of $2.3 million of Iclusig to patients in France during the second quarter ($16.8 million cumulatively through June 30, 2014). We will record revenue related to cumulative shipments to patients in France upon completion of pricing and reimbursement negotiations, net of any amounts that will be refunded to the French health authorities based on the results of such negotiations. We now anticipate that such negotiations will be completed in the first half of 2015.

Net Income/Loss

Net loss for the quarter ended June 30, 2014 was $56.9 million, or $0.30 per share, compared to net loss of $69.0 million, or $0.37 per share, for the same period in 2013.

Research and development expenses decreased by $8.9 million, or 22%, from the second quarter of 2013 to the second quarter of 2014, predominantly reflecting a decrease in clinical trial costs, as well as decreased manufacturing and other supporting costs related to Iclusig clinical trials, and decreased personnel and related costs reflecting the impact of the Company’s reduction in workforce effected in the fourth quarter of 2013. These decreases were offset, in part, by increases in clinical-trial and related costs for AP26113 due to the initiation of the pivotal Phase 2 ALTA trial.

Selling, general and administrative expenses decreased by $7.9 million, or 19%, from the second quarter of 2013 to the second quarter of 2014, reflecting a decrease in personnel expenses in the U.S. as a result of the reduction in workforce in the fourth quarter of 2013 and a decrease in expenses related to sales and marketing initiatives and other consulting services in support of the initial commercial launch of Iclusig in the U.S. in 2013. These decreases were offset, in part, by an increase in personnel and other expenses in Europe due to the launch of Iclusig in various European countries in the second half of 2013.

Cash Position

In June, the Company completed a private placement of convertible senior notes due 2019, resulting in $177.3 million in net proceeds to ARIAD, after expenses and the cost of related bond hedge and warrant transactions. Also in June, the Company paid off the remaining $8.0 million balance of its outstanding bank term loan.

As of June 30, 2014, cash and cash equivalents totaled $310.0 million, compared to $183.0 million at March 31, 2014.

Financial Guidance for 2014

We anticipate cash used in operations in 2014 to range from $165 million to $175 million, unchanged from prior guidance.

We now expect that our cash, cash equivalents and marketable securities at December 31, 2014 will range from $230 million to $235 million, sufficient to fund operations into the second half of 2016. This does not take into account any commercial agreements for Iclusig that may be entered into during this period.

Recent Progress on Key Objectives

Commercialization of Iclusig

  Through June 30, 2014, more than 500 patients in the U.S. received Iclusig obtained commercially based on physicians’ prescriptions.
  By the end of the second quarter, there were over 400 unique prescribers of Iclusig in the U.S., an increase in the prescriber base of approximately one-third from the first quarter.
  Approximately 60 percent of prescribers are community-based physicians, with the remainder being physicians practicing in academic medical centers. We expect that adoption of Iclusig among community oncologists and hematologists will continue to increase as utilization progresses further.
  In Europe, we continue selling Iclusig in Germany, the United Kingdom, France, Austria, the Netherlands, Norway, and Sweden.
  The review of Iclusig under the Article 20 procedure by the Pharmacovigilance Risk Assessment Committee (PRAC) is ongoing in Europe. This procedure is aimed at obtaining a better understanding of the adverse events observed with Iclusig and proposing potential ways to further improve its benefit/risk profile. Responses have been submitted to the PRAC’s questions regarding proposed dose modifications after achievement of a response and patient monitoring and details concerning a risk management plan. Following input from the agency’s Scientific Advisory Group in September, we expect that the PRAC will complete its review and make final recommendations to the Committee for Medicinal Products for Human Use (CHMP) at its meeting in October 2014.

Iclusig Clinical Development

  We continue to work with the U.S. Food and Drug Administration and the European Medicines Agency to finalize the randomized trial to evaluate a variety of doses of Iclusig. We expect to complete these discussions and have an agreed-upon protocol this year.
  Six investigator-sponsored trials are now open to patient enrollment: a U.S. trial in patients with non-small cell lung cancer (NSCLC) with RET translocation, a U.S. trial in patients with RET translocation and/or FGFR1 amplification, a U.S. trial in patients with medullary thyroid cancer with or without RET mutations, a U.S. trial in endometrial cancer patients with FGFR2 mutations, a French trial in patients with FLT3-positive acute myeloid leukemia (AML), and a UK trial in patients with Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL).
  Nine additional investigator-sponsored trials are pending regulatory or institutional review board (IRB) approval; these include investigations in chronic-phase and blast-phase CML, Ph+ALL, AML, and bile duct carcinoma with FGFR fusions.

Advancing AP26113

  A pivotal global Phase 2 trial of AP26113 in patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) who were previously treated with crizotinib continues to enroll patients. The ALTA trial is designed to determine the safety and efficacy of AP26113 in refractory NSCLC patients who have tested positive for the anaplastic lymphoma kinase (ALK+) oncogene. The trial will enroll approximately 220 patients in the United States and Europe, including those with brain metastasis.
  We will present an update from the ongoing Phase 1/2 clinical trial of AP26113 at the 2014 ESMO annual meeting.

Upcoming Medical Meeting

  European Society of Medical Oncology (ESMO) 2014 Annual Meeting, Madrid, Spain, September 26 to 30, 2014

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  Citi Biotech Conference, Boston, September 3-4, 2014
  Stifel Healthcare Conference, New York, November 18, 2014

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our first quarter financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) five minutes prior to the start time and providing the pass code 37600188. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

Important U.S. Safety Information for Iclusig® (ponatinib)

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full U.S. prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Iclusig® is a registered trademark of ARIAD Pharmaceuticals, Inc.

This press release contains “forward-looking statements” including, but not limited to, updates on clinical and regulatory developments and commercialization plans for our products and product candidates and financial guidance for 2014. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig; competition from alternative therapies, our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; our ability to meet anticipated clinical trial commencement and completion dates; delays in or failure of obtaining regulatory clearance for resumption of clinical trials; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Total revenue	$12,114	$14,011	$23,895	$20,476
Operating expenses:
Cost of product revenue	2,395	228	3,683	497
Research and development	31,794	40,668	60,348	81,931
Selling, general and administrative	34,199	42,101	65,790	71,583
Total operating expenses	68,388	82,997	129,821	154,011
Other income (expense), net	(541)	87	(592)	25
Provision for income taxes	106	86	225	145
Net loss	$(56,921)	$(68,985)	$(106,743)	$(133,655)
Net loss per common share:
-- basic and diluted	$(0.30)	$(0.37)	$(0.57)	$(0.74)
Weighted-average number of shares of common stock outstanding:
-- basic and diluted	186,815	184,726	186,535	181,651

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

In thousands	June 30, 2014	December 31, 2013

Cash and cash equivalents	$310,039	$237,179
Total assets	$492,810	$370,894
Total liabilities	$370,046	$185,377
Stockholders’ equity	$122,764	$185,517

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION
(Unaudited)

In thousands	Six Months Ended June 30,
	2014	2013

Net cash used in operating activities	$(95,016)	$(114,144)
Net cash provided by (used in) investing activities	(2,010)	17,118
Net cash provided by (used in) financing activities	169,885	309,563
Effect of exchange rates on cash	1	(25)

Net increase in cash and cash equivalents	$72,860	$212,512

CONTACT:
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com